Exhibit 99.6

Restricted Stock Agreement

WHEREAS,                      (the “Grantee”) is a Director of Aerojet Rocketdyne Holdings, Inc. (the “Company”);

WHEREAS, the grant of restricted stock to the Grantee has been duly authorized by a resolution of the Board of Directors (the “Board”) of the Company duly adopted on                     ;

WHEREAS, the Aerojet Rocketdyne Holdings, Inc. Deferred Compensation Plan for Directors (the “Deferred Compensation Plan”) allows for the establishment of one or more “rabbi trusts” (the “Rabbi Trust”), which will be governed by a Rabbi Trust agreement (the “Rabbi Trust Agreement”), to which shares of the Company’s common stock, par value $0.10 per share (the “Stock”) may be contributed with respect to participants in the Deferred Compensation Plan and vests authority and responsibility for administration of the Deferred Compensation Plan in the Organization & Compensation Committee (the “Committee”).

NOW, THEREFORE, pursuant to the Company’s 2018 Equity and Performance Incentive Plan (the “Plan”), the Company hereby grants to the Grantee, as of                      (the “Date of Grant”),                      shares of Stock, subject to the terms and conditions of the Plan and pursuant to this Restricted Stock Agreement (this “Agreement”); and, when applicable, subject to the terms and conditions of the Rabbi Trust Agreement and Deferred Compensation Plan.

1. Issuance of Stock. At the election of Grantee, the Stock covered by this Agreement shall either: (a) upon Grantee making an election to defer (a “Deferral Election”), be issued in book entry form in the name of Wells Fargo Bank, National Association, the trustee of the Rabbi Trust (the “Trustee”), and the distribution to Grantee of such Stock shall be governed by the terms of the Rabbi Trust Agreement, the Deferred Compensation Plan and any election pursuant to the Deferred Compensation Plan, or (b) be issued to Grantee and be represented in book-entry in the transfer agent’s Aerojet Rocketdyne Holdings, Inc. Restricted Unvested Shares Nominee Balance Account. All Stock issued pursuant to this Agreement shall be fully paid and nonassessable.

2. Restrictions on Transfer of Stock. The Stock subject to this Agreement may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by the Grantee, except to the Company, unless and until it has become vested in accordance with Section 3 or, with respect to Stock subject to a Deferral Election, as otherwise provided by the Rabbi Trust Agreement and the Deferred Compensation Plan; provided, however, that the Grantee’s interest in the Stock covered by this Agreement may be transferred at any time by will or the laws of descent and distribution. Any purported transfer, encumbrance or other disposition of the Stock covered by this Agreement that is in violation of this Section 2 will be null and void, and the other party to any such purported transaction will not obtain any rights to or interest in the Stock covered by this Agreement. When and as permitted by the Plan, the Company may waive the restrictions set forth in this Section 2 with respect to all or any portion of the Stock covered by this Agreement.

3. Vesting of Stock.

(a) The Stock covered by this Agreement will become nonforfeitable in 50% increments on the six-month and twelve-month anniversaries of the Grant Date, provided that the Grantee remains in continuous service as a Director of the Company through such dates.

(b) Notwithstanding the provisions of Subsection (a) of this Section, all of the Stock covered by this Agreement will become immediately nonforfeitable upon the occurrence of a change in control (as defined under the Plan).

4. Forfeiture of Stock. Any of the Stock covered by this Agreement that has not become vested in accordance with Section 3 will be forfeited unless the Board determines to provide otherwise. In the event of a forfeiture, the Stock covered by this Agreement that has not become vested in accordance with Section 3 shall be cancelled or, with respect to Stock subject to a Deferral Election, as otherwise provided by the Rabbi Trust Agreement and the Deferred Compensation Plan.

5. Dividend, Voting and Other Rights. Except as provided by the terms of the Rabbi Trust Agreement and the Deferred Compensation Plan with respect to Stock subject to a Deferral Election, and except as provided in the following sentence, the Grantee will have all of the rights of a shareholder with respect to the Stock covered by this Agreement that has not been forfeited, including the right to vote such Stock. Dividends or dividend equivalents will not be paid currently with respect to Stock covered by this Agreement that has not become vested and nonforfeitable in accordance with Section 3 hereof. Any additional Stock that the Grantee may become entitled to receive pursuant to a share dividend or a merger or reorganization in which the Company is the surviving Company or any other change in the capital structure of the Company shall be subject to the same restrictions as the Stock covered by this Agreement.

6. Compliance with Law. The Company will make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any restricted or unrestricted Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

7. Adjustments. The Board may make adjustments, consistent with the Section 409A Rules, in the terms and conditions of, and the criteria included in, this Agreement, in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4 of the Plan) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Board determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. The determination of the Board as to the foregoing adjustments, if any, shall be conclusive and binding on the Grantee under the Plan.

8. Taxes. The Grantee shall be responsible for the payment of all federal, state, local or foreign tax due upon the vesting of any portion of the Stock, or in the case of Stock subject to a Deferral Election, upon distribution of the Stock to Grantee.

9. Retention Rights. The Plan and this Agreement will not confer upon the Grantee any right with respect to the continuance of service as a Director with the Company and will not interfere in any way with any right that the Company would otherwise have to terminate the service of the Grantee as a Director at any time.

10. Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement shall not be taken into account in determining any benefits to which the Grantee may be entitled under any retirement or other benefit or compensation plan maintained by the Company.

11. Notices. Any notice necessary under this Agreement will be addressed to the Company or the Committee at the principal executive office of the Company and to the Grantee at the address appearing in the personnel records of the Company for such Grantee, or to either party at such other address as either party may designate in writing to the other. Any such notice will be deemed effective upon receipt thereof by the addressee.

12. Agreement Subject to the Plan. The Stock granted under this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan and, to the extent deferred, the Rabbi Trust Agreement and the Deferred Compensation Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan shall govern. In the event Grantee makes a Deferral Election for Stock covered by this Agreement, and there is an inconsistency or conflict between this Agreement and the Rabbi Trust Agreement or the Deferred Compensation Plan, the terms of Rabbi Trust Agreement and the Deferred Compensation Plan shall govern.

13. Amendments. The Committee may amend this Agreement. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent, except as required under the tax laws.

14. Severability. In the event that one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof will continue to be valid and fully enforceable.

15. Governing Law. This Agreement will be construed and governed in accordance with the laws of the State of Delaware without regard to its conflict of laws principles.

16. Certain Defined Terms. In addition to the terms defined elsewhere herein, when used in the Agreement, terms with initial capital letters have the meaning given such term under the Plan, as in effect from time to time.

This Agreement is effective as of                     .

AEROJET ROCKETDYNE HOLDINGS, INC.

By:

The undersigned Grantee hereby acknowledges receipt of an executed original of this Restricted Stock Agreement and accepts the right to receive the Stock subject to the terms and conditions of the Plan and the terms and conditions hereinabove set forth.

Participant Name

Stock Power

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                      ,                      shares of Common Stock of Aerojet Rocketdyne Holdings, Inc., a Delaware corporation, issued pursuant to a Director Restricted Stock Agreement between Aerojet Rocketdyne Holdings, Inc. and the undersigned, dated                      and standing in the name of the undersigned on the books of said corporation, represented by book-entry in the transfer agent’s Aerojet Rocketdyne Holdings, Inc. Restricted Unvested Shares Nominee Balance Account, and does hereby irrevocably constitute and appoint Aerojet Rocketdyne Holdings, Inc. as the undersigned’s true and lawful attorney, for it and in its name and stead, to sell, assign and transfer the said stock on the books of said corporation with full power of substitution in the premises.

Participant Name

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